ACCOUNTANT'S CONSENT

We consent to incorporation by reference in the Registration
Statement (No. 33-33180) on Form S-8 of Canisco Resources, Inc.
of our reports dated June 3, 1998, relating to the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for the years ended March 31, 1998 and 1997, the six months ended
March 31, 1996 and the year ended September 30, 1995, which reports appear in the March 31, 1998 annual report on Form 10-K of Canisco Resources, Inc. which is incorporated by reference in the Registration Statement.


KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
June 23, 1998

Exhibit 23